As filed with the Securities and Exchange Commission on November 16, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VanceInfo Technologies Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3/F Building 8, Zhongguancun Software Park,
Haidian District, Beijing 100193
People’s Republic of China
+86(10) 8282-5266
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address and telephone number of agent for service)

Copies to:

David T. Zhang, Esq.
Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
(852) 2912-2503

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate	Registration
Securities to be Registered	Registered(3)	Share(3)	Offering Price(3)	Fee(3)
Ordinary shares, par value US$0.001 per ordinary share(1)(2)	—	—	—	—

(1)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the ordinary shares are first bona fide offered to the public.

(2)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147602).

(3)	An indeterminate aggregate number of securities is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

VanceInfo Technologies Inc.

American Depositary Shares
Each Representing One Ordinary Share

We may offer and sell our ordinary shares in the form of ADSs from time to time in one or more offerings. As of the date of this prospectus, each ADS represents one ordinary share.

Our ADSs are listed on the New York Stock Exchange under the symbol “VIT.” On November 15, 2010, the last reported sale price of our ADSs on the New York Stock Exchange was $35.14 per ADS.

Each time we sell our ADSs, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities. This prospectus may not be used to consummate sales of ADSs unless accompanied by a prospectus supplement.

Investing in our ADSs involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

We may offer the ADSs directly to purchasers or through underwriters, dealers or agents to be designated at a future date. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the ADSs, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is November 16, 2010.

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company” and “our” refer to VanceInfo Technologies Inc., a Cayman Islands company, its predecessor, the IT services business of Beijing Wensi Chuangyi Software Technology Co., Ltd., its subsidiaries and its variable interest entity, Shanghai Megainfo Tech Co., Ltd., before its liquidation in January 2009;

•	“ADSs” refers to our American depositary shares, each of which represents one ordinary share, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Greater China” refers to the People’s Republic of China, including, for purposes of this prospectus only, Taiwan and Hong Kong;

•	“US$,” “U.S. dollar” or “$” refers to the legal currency of the United States; and

•	“shares” or “ordinary shares” refers to our ordinary shares with par value US$0.001 per share.

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 using a “shelf” registration process. By using a shelf registration statement, we may sell the ADSs from time to time and in one or more offerings. This prospectus only provides you with a summary description of the ADSs and our ordinary shares they represent. Each time we sell the ADSs, we will provide a supplement to this prospectus that contains specific information about the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the ADSs, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Information filed with or furnished to the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

We will furnish to JPMorgan Chase Bank, N.A., as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

Our website address is www.vanceinfo.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2009 (File No. 001-33857) filed with the SEC on April 30, 2010;

•	Our current report on Form 6-K filed on November 16, 2010;

•	The description of our securities contained in our registration statement on Form 8-A (File No. 001-33857), filed with the SEC on November 29, 2007 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating that description; and

•	All subsequent annual reports on Form 20-F and any amendment thereto and any report on Form 6-K that so indicates it is being incorporated by reference, that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2009 filed on April 30, 2010 contains a description of our business and audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference into the documents, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

VanceInfo Technologies Inc.
3/F Building 8, Zhongguancun Software Park,
Haidian District, Beijing 100193
People’s Republic of China
+86(10) 8282-5266
Attention: Sidney Xuande Huang

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement. These documents may also be accessed through our website at http://www.vanceinfo.com or as described under the heading “Where You Can Find More Information About Us” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expansion plans;

•	our anticipated growth strategy;

•	our plans to recruit more employees;

•	our plans to invest in research and development to enhance our service lines;

•	our future business development, results of operations and financial condition;

•	expected changes in our net revenues and certain cost or expense items;

•	our ability to attract and retain clients; and

•	trends and competition in the offshore IT services industry.

We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

We are an IT service provider and one of the leading offshore software development companies in China. Our comprehensive range of IT services includes research and development services, enterprise solutions, application development and maintenance, quality assurance and testing, globalization and localization, as well as other solutions and services. We provide these services primarily to corporations headquartered in Greater China, the United States, Europe and Japan, targeting select industries with high growth potential for IT services such as technology, telecommunications, financial services, travel services, manufacturing, retail and distribution.

We offer our services through our globally integrated network of onsite and offsite delivery locations, primarily in China, to enable our clients to focus on their core competencies and improve operating efficiencies. We operate a number of development centers in China, each with dedicated project teams and facilities designed to provide tailored solutions to individual clients. We also deliver our services at clients’ facilities or via our offices in major cities across Greater China and in the United States, Europe, Japan and Malaysia.

RECENT DEVELOPMENTS

Acquisition of Link Result

In October 2008, we acquired 33% of the equity interests in Link Result Limited, or Link Result, a China-based company providing IT outsourcing services to multinational financial institutions. On July 2, 2010, we acquired the remaining 67% of the equity interests in Link Result from its other shareholders. Pursuant to the acquisition agreement, we paid an initial consideration of approximately $0.7 million in cash. Contingent consideration will be paid based on Link Result’s financial performance in 2010. Through this acquisition we aim to strengthen our position in the financial services sector. Approximately 170 professionals of Link Result joined us following the completion of the transaction.

Strategic Investment in Australia-based IT Service and Solution Provider

In September 2010, we, through one of our subsidiaries, entered into certain investment agreements to acquire equity interests in Salsatec Corporation Pty. Ltd., or Salsatec, an Australia-based IT services and solution provider for telecom and technology companies.

Pursuant to the investment agreements, we made a payment of $0.2 million in cash for an initial equity interest of 20% of Salsatec, with an exclusive right to acquire the remaining 80% of the equity interests one year after the execution date of the investment agreements at our sole discretion. Through this acquisition we aim to enhance our business development activities in the Asia Pacific markets.

RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information — D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, the “Risk Factors” section in any accompanying prospectus supplement before investing in any of the shares that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the ADSs as set forth in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We were redomiciled in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravene the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Fangda Partners has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. So, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

PRC Taxation

Under the former PRC Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any interest or dividends payable, or distributions made, by us to holders or beneficial owners of our ADSs or ordinary shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC income tax.

Under the new Enterprise Income Tax Law, or the new EIT Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose “de facto management body” is located in China are considered “resident enterprises” for PRC tax purposes. Under the Implementing Rules for the Enterprise Income Tax Law issued by the State Council, or the Implementing Rules, which also took effect beginning January 1, 2008, “de facto management bodies” are defined as the bodies that have substantial and overall management and control over the manufacturing and business operations, personnel, accounts and properties, etc. of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those invested in by PRC individuals, like our company, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by PRC individuals. Substantially all of our management are currently based in China, and may remain in China in the future. If we were treated as a “resident enterprise” for PRC tax purposes, we would be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

Under the new EIT Law and its Implementing Rules, dividends paid to a non-PRC investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC investor is considered to be a non-resident enterprise without any establishment or place of business within China or if the dividends paid have no connection with the non-PRC investor’s establishment or place of business within China, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of ADSs or shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty. If a non-PRC investor is eligible for a reduced rate pursuant to an applicable tax treaty, it may apply for refund on the overpaid withholding income tax subject to approval by in-charge tax authorities of the PRC.

Furthermore, the State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement on October 27, 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that any dividends to be distributed by us to our non-PRC investors and ADS holders whose jurisdiction of incorporation has a tax treaty with China providing for a different withholding arrangement will be entitled to the benefits under the relevant withholding arrangement.

In light of the foregoing, because there remains uncertainty regarding the interpretation and implementation of the new EIT Law and its Implementation Rules, if we were considered a PRC “resident enterprise,” it is possible that the dividends we pay with respect to our ADSs or ordinary shares, or the gain you may realize from the transfer of our ADSs or ordinary shares, would be treated as income derived from sources within China and be subject to the 10% PRC withholding tax.

United States Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs or ordinary shares. This discussion applies only to U.S. Holders that hold the ADSs or ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable persons in special tax situations such as:

•	banks;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to mark to market;

•	U.S. expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or pass through entities, or persons holding ADSs or ordinary shares through such entities.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of ADSs or ordinary shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you own ADSs, you should be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security (for example, pre-releasing ADSs to persons that do not have the beneficial ownership of the securities underlying the ADSs). Accordingly, the creditability of any PRC taxes and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, including individuals U.S. Holders (as discussed below), could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distributions we make to you with respect to the ADSs or ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) either (a) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States or (b) we are eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, ADSs will be considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as are our ADSs. However, based on existing guidance, it is not entirely clear whether dividends that you receive with respect to the ordinary shares will be taxed as qualified dividend income, because the ordinary shares are not themselves listed on a U.S. exchange. If we are treated as a “resident enterprise” for PRC tax purposes under the new EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to our ADSs or ordinary shares.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs or ordinary shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

If PRC withholding taxes apply to dividends paid to you with respect to our ADSs or ordinary shares, the amount of the dividend would include withheld PRC taxes and, subject to certain conditions and limitations, such PRC withholding taxes generally will be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances, including the effects of any applicable income tax treaties.

Taxation of Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, that has held the ADS or ordinary share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of ADSs or ordinary shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. However, if we are treated as a “resident enterprise” for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances, including the effects of any applicable income tax treaties.

Passive Foreign Investment Company

Based on the market price of our ADSs, the value of our assets, and the composition of our income and assets, we do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects and we cannot assure you that we will not be a PFIC for any taxable year. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph. A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of the ADSs and ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs or ordinary shares. If such election is made, you will be deemed to have sold ADSs or ordinary shares you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. After the deemed sale election, your ADSs or ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion which the value of the ADSs or ordinary shares you own bears to the value of all of our ADSs or ordinary shares, and you may be subject to the adverse tax consequences described in the preceeding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that we make would generally be subject to the rules discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares,” except that the lower rate applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Our ADSs are listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-U.S. corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information.

Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

You are strongly urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

Information Reporting and Backup Withholding

Any dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information in a timely manner.

New Legislation

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in our ADSs or ordinary shares, subject to certain exceptions (including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisers regarding the effect, if any, of this legislation on their ownership and disposition of the ADSs or ordinary shares.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date hereof, our authorized share capital consists of 1,000,000,000 ordinary shares, with a par value of US$0.001 each. As the date hereof, there are 41,026,910 ordinary shares issued and outstanding. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.

Ordinary Shares

General.  All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.  The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights.  Each of our ordinary shares is entitled to one vote on all matters upon which our ordinary shares are entitled to vote. Voting at any meeting of our shareholders is by show of hands unless a poll is demanded or required by the rules of the designated stock exchange as described in our amended and restated articles of association. A poll may be demanded by:

•	the chairman of the meeting;

•	at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy for the time being entitled to vote at the meeting;

•	any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting;

•	a shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and holding not less than one-tenth of the issued share capital; or

•	any director or directors who, individually or collectively, hold proxies in respect of shares representing 5% or more of the total voting rights at the meeting, if required by the rules of the designated stock exchange.

A quorum required for a meeting of our shareholders consists of at least two shareholders holding at least one-third of our total outstanding shares present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Our shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative. Advance notice of at least ten clear days is required for the convening of our annual general meeting and other shareholders’ meetings.

An ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to our ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to our ordinary shares. A special resolution is required for important matters such as a change of name or an amendment to our amended and restated memorandum or amended and restated articles of association. Holders of our ordinary shares may effect certain changes by an ordinary resolution, including alteration of the amount of our authorized share capital, consolidation and division of all or any of our share capital into shares of larger or smaller amount than our existing share capital, and cancel any unissued shares.

Transfer of Shares.  Subject to the restrictions of our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of ordinary shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (e) the shares conceded are free of any lien in favor of us; or (f) a fee of such maximum sum as the New York Stock Exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirement of the New York Stock Exchange to that effect, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation.  On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares.  Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares.  Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by ordinary resolution.

Variations of Rights of Shares.  All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied, modified or abrogated with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class, provided that the necessary quorum shall be a person or persons (or in case of a shareholder being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal value of the issued shares of that class.

Inspection of Books and Records.  Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information about Us.”

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.  The Companies Law permits mergers and consolidations between Cayman Islands companies (and between Cayman Islands companies and foreign companies if the merged company or consolidated company will continue to be a Cayman Islands company). Merger means the merging of two or more constituent companies into a sole remaining constituent company or surviving company and the vesting of the assets and liabilities of the constituent companies in the surviving company. Consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of the constituent companies in the consolidated company. The directors of each constituent company must approve a written plan of merger or consolidation (the “Plan”). The Plan must contain certain prescribed information including the basis of converting the shares in each constituent company into shares of the consolidated company or surviving company and the rights attached thereto; any proposed amendments to the memorandum and articles of the surviving company in a merger or the proposed new memorandum and articles of the consolidated company in a consolidation and details of all secured creditors. The Plan must be approved by the shareholders of each constituent company by either:

(a) a majority in number representing 75% in value of the shareholders voting together as one class; or

(b) a special resolution of the shareholders voting together as one class if the shares to be issued to each shareholder in the consolidated company or in the surviving company are to have the same rights and economic value as the shares held in the constituent company.

Shareholders do not need to approve a merger between a Cayman parent company and a Cayman subsidiary. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

The Plan must be filed with the Registrar of Companies together with supporting documents including a declaration (i) of solvency (debts as they fall due), (ii) that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (iii) of the assets and liabilities of each constituent company, (iv) that no proceedings are outstanding and that no order has been made or resolution passed to wind up the constituent company or to appoint a receiver, trustee or administrator in any jurisdiction (v) that no scheme, order, compromise or arrangement has been made in any jurisdiction whereby the rights of creditors have been suspended or restricted and an undertaking that a copy of the certificate of merger or consolidation will be given to members and creditors of the constituent company and published in the Cayman Islands Gazette.

A certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation.

The effective date of a merger or consolidation is the date the Plan is registered by the Registrar of Companies although the Plan may provide for an effective date up to 90 days after the date of registration.

A dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation unless (i) an open market on a recognized stock exchange or interdealer quotation system exists for the shares at the end of the dissent period (see below) and (ii) the merger or consolidation consideration consists of shares of the surviving or consolidated company or depository receipts in respect thereof; shares or depository receipts of any other company which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2000 holders on the effective date of the merger or consolidation; cash in lieu of fractional shares or depository receipts. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

The following procedure will otherwise apply:

1. The dissentient shareholder must give written notice of objection (“notice of objection”) to the constituent company before the vote to approve the merger or consolidation.

2. Within 20 days of the vote approving the merger or consolidation the constituent company must give written notice of the approval (“approval notice”) to all dissentient shareholders who served a notice of objection.

3. Within 20 days (“dissent period”) of the approval notice a dissentient shareholder must give a written notice of dissent (“notice of dissent”) to the constituent company demanding payment of the fair value of his shares.

4. Within 7 days of the expiry of the dissent period or within 7 days of the date on which the plan of merger or consolidation is filed with the Registrar of Companies (whichever is later) the constituent company, surviving company or consolidated company must make a written offer (“fair value offer”) to each dissentient shareholder to purchase their shares at a price determined by the company to be their fair value.

5. If the company and the dissentient shareholders fail to agree the price within 30 days of the fair value offer (“negotiation period”) then within 20 days of the expiry of the negotiation period the company must apply to the Grand Court of the Cayman Islands to determine the fair value of the shares held by all dissentient shareholders who have served a notice of dissent and who have not agreed the fair value with the company.

All rights, benefits, immunities, privileges and property (including business and goodwill) of each of the constituent companies will vest in the surviving or consolidated company which will be liable for all debts, contracts, obligations, mortgages, charges, security interests and liabilities of each constituent company. Existing claims, proceedings, judgments, orders or rulings applicable to each constituent company will automatically apply to the surviving company or the consolidated company.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be sanctioned, the court can be expected to sanction the arrangement if it determines that:

•	the statutory provisions as to the required vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, collusion or a breach of the Companies Law.

If an arrangement and reconstruction or take-over offer is approved or accepted, the dissenting shareholders are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.  We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not normally be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires, which means, beyond the scope or in excess of legal power or authority;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification.  Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers, employees and agents against all costs, losses, damages and expenses which they shall or may incur or sustain by reason of the execution of their duty, provided that this indemnity shall not extend to any fraud or dishonesty by such persons.

We have entered into indemnification agreements with our directors and executive officers to indemnify them to the fullest extent permitted by applicable law and our articles of association, from and against all costs, charges, expenses, liabilities and losses incurred in connection with any litigation, suit or proceeding to which such director is or is threatened to be made a party, witness or other participant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Registration Rights

Pursuant to our current shareholders’ agreement entered into in April 2006, as amended, we have granted certain registration rights to holders of our registrable securities, which include our preferred shares and ordinary shares converted from our preferred shares. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights.  Holders of at least 50% of registrable securities have the right to demand, at any time after the earlier of (i) June 30, 2007 or (ii) twelve months following the effectiveness of a registration statement for our initial public offering, that we file a registration statement covering the offer and sale of their securities as long as the securities to be registered is no less than the lesser of (x) 20% of the total registrable securities then outstanding or (y) any lesser percentage if the anticipated gross proceeds from the offering exceed US$5 million. We, however, are not obligated to effect a demand registration if we have already effected one registration in which the holders had an opportunity to participate within the six month period preceding the date of such request. We are not obligated to effect more than two demand registrations. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that filing of a registration will be detrimental to us, but we cannot exercise the deferral right more than once in any twelve month period and cannot register an other shares during the same twelve month period.

Form F-3 or S-3 Registration Rights.  When we are eligible for use of Form F-3 or Form S-3, holders of a majority of registrable securities then outstanding have the right to request that we file a registration statement under Form F-3 or Form S-3. We may defer filing of a registration statement on Form F-3 or Form S-3 no more than once during any twelve month period for up to 60 days if our board of directors determines in good faith that filing such a registration statement will be detrimental to us and our shareholders, provided that we cannot register any other shares during such 60 day period. We are not obligated to file a registration statement on Form F-3 or Form S-3 if, among other things, we have already effected two registrations on Form F-3 or Form S-3 within the twelve month period preceding the date of holders’ request.

Piggyback Registration Rights.  If we propose to file a registration statement for a public offering of our securities other than pursuant to an S-3 or F-3 registration statement or relating to an employee benefit plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in this registration all or any part of their registrable securities. We must use our best effort to cause the underwriters in any underwritten offering to permit these shareholders who so requested to include their shares on the same terms and conditions as our securities to be registered.

Expenses of Registration.  We will pay all expenses relating to any demand, piggyback or F-3 or S-3 registration other than all selling expenses or other amounts payable to underwriters or brokers for selling shareholders, if applicable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs representing our ordinary shares. Each ADS will represent an ownership interest in one ordinary share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares underlying your ADSs?

We may make various types of distributions with respect to our shares. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (a) appropriate adjustments for taxes withheld, (b) such distribution being impermissible or impracticable with respect to certain registered holders, and (c) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (a) distribute such securities or property in any manner it deems equitable and practicable or (b) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights;

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities;

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR; or

•	to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as its contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will you be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee of US$0.02 per ADS per calendar year for services performed by the depositary in administering our ADR program (which fee shall be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services until its fees for those services and any other unpaid fees are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (a) deduct the amount thereof from any cash distributions, or (b) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of your ADSs. None of the depositary, the custodian or VanceInfo Technologies Inc. shall be liable for the failure by any holder or beneficial owner of ADSs or ordinary shares to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. The depositary and VanceInfo Technologies Inc. shall not incur any liability for any tax consequences that may be incurred by holders and beneficial owners of ADSs or ordinary shares on account of their ownership of ordinary shares, ADRs or ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register, and (c) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to the depositary and/or its custodian of (a) the identity of any signatory and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, rule or regulation of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares;

•	assigns all rights in such shares to the depositary;

•	holds such shares for the account of the depositary; and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands (but in any event within five business days of the depositary’s demand therefor).

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs; and

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

PLAN OF DISTRIBUTION

We may sell or distribute the ADSs offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these or any other legally available means.

The prospectus supplement with respect to the ADSs may state or supplement the terms of the offering of the ADSs.

In addition, we may issue the ADSs as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase ADSs and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our ADSs through any of these methods or any other method described in the applicable prospectus supplement.

Our ADSs distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the ADSs for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the ADSs from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the ADSs in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the ADSs to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the ADSs will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered ADSs if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of ADSs offered through this prospectus, we will sell the ADSs to them as principals. They may then resell those ADSs to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the ADSs offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such ADSs may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered ADSs and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.

We may sell the ADSs directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those ADSs. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase ADSs at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Our ADSs representing our ordinary shares are listed on the New York Stock Exchange. Any underwriters that we use in the sale of offered ADSs may make a market in such ADSs, but may discontinue such market making at any time without notice.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the ADSs. Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the ADSs to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

We may have agreements with agents, underwriters, and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

LEGAL MATTERS

We are being represented by Latham & Watkins with respect to certain legal matters as to United States federal securities and New York state law. The validity of the ordinary shares and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. We are being represented by Fangda Partners with respect to legal matters as to PRC law. Latham & Watkins may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2009, and the effectiveness of our company’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for actions, costs, charges, losses, damages and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

We have entered into indemnification agreements with our directors and officers pursuant to which we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Any underwriting agreement entered into in connection with an offering of our securities may also provide for indemnification of us and our officers and directors in certain cases.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.	EXHIBITS

The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement.

ITEM 10.	UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on November 16, 2010.

VANCEINFO TECHNOLOGIES INC.

By:	/s/ Chris Shuning Chen
Name:     Chris Shuning Chen

Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chris Shuning Chen and Sidney Xuande Huang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on November 16, 2010.

Signature	Title

/s/ Chris Shuning Chen Name: Chris Shuning Chen	Chairman and Chief Executive Officer (principal executive officer)

/s/ David Lifeng Chen Name: David Lifeng Chen	Director and President

/s/ Sidney Xuande Huang Name: Sidney Xuande Huang	Chief Operating Officer and Chief Financial Officer (principal financial officer)

/s/ Hao Chen Name: Hao Chen	Director

/s/ Ruby Lu Name: Ruby Lu	Director

/s/ Kui Zhou Name: Kui Zhou	Director

/s/ Daniel Mingdong Wu Name: Daniel Mingdong Wu	Director

Signature	Title

/s/ Samuelson S.M. Young Name: Samuelson S.M. Young	Director

/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates	Authorized U.S. Representative

INDEX TO EXHIBITS

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
4.1		Registrant’s Specimen American Depositary Receipt (incorporated by reference to Exhibit 4.3 from our Registration Statement on Form F-1 (file no. 333-147601) filed with the Securities and Exchange Commission on November 23, 2007)
4.2		Registrant’s Specimen Certificate for Ordinary shares (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (file no. 333-147601) filed with the Securities and Exchange Commission on November 23, 2007)
4.3		Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts (incorporated by reference to Exhibit 4.3 from our Registration Statement on Form F-1 (file no. 333-147601) filed with the Securities and Exchange Commission on November 23, 2007)
5.1		Opinion of Conyers Dill & Pearman regarding the validity of the shares
8.1		Opinion of Latham & Watkins LLP regarding certain U.S. tax matters
8.2		Opinion of Fangda Partners regarding certain PRC tax matters
23.1		Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm
23.2		Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3		Consent of Latham & Watkins LLP (included in Exhibit 8.1)
23.4		Consent of Fangda Partners
24.1		Powers of Attorney (included as part of signature page)

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.